Exhbit 5.1

April 1, 2009

Ecology Coatings, Inc.
2701 Cambridge Court
Suite 100
Auburn Hills, MI  49326

Ladies and Gentlemen:

Ecology Coatings, Inc., a Nevada corporation (the “Company”), is filing herewith a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of 2,716,119 shares of Common Stock of the Company, $.001 par value (the “Common Stock”) which may be issued pursuant to the terms of the Company’s 2007 Stock Option and Restricted Stock Plan (the “Plan”).

As the General Counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and legal matters as I deem relevant to the authorization and issuance of the Common Stock under the terms of the Plan.  Based on such examination, it is my opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms of the Plan upon the receipt of requisite consideration therefore provided therein, will be validly issued, fully paid and nonassessable.

In making my examination, I have assumed that all signatures on documents I examined are genuine, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as certified, conformed or photostatic copies.  I express no opinion other than as to the Nevada Revised Statutes. This opinion is rendered on the date hereof and I disclaim any duty to advise you regarding any changes in the matters addressed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Daniel V. Iannotti, Esq.
Vice President, General Counsel & Secretary